Exhibit 99.1

Anika Therapeutics Reports 29% Total Revenue Growth in Third Quarter 2010

FAB Integration and Manufacturing Consolidation Continue on Schedule; Company Files with FDA for 510(k) Approval of Three FAB Orthopedic Products

BEDFORD, Mass.--(BUSINESS WIRE)--November 8, 2010--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing, and repair, based on hyaluronic acid (“HA”) technology, today reported financial results for the quarter ended September 30, 2010.

Third-Quarter Highlights

  Total revenue and product revenue up 29% and 31%, respectively
  Orthobiologics revenue rises 25%, driven by strong U.S. sales of ORTHOVISC®
  510(k) submissions completed for three FAB joint health products
  Continued progress on PMA application for MONOVISC
  Key milestones achieved in FAB information systems integration

Revenue

Anika’s consolidated product revenue increased 31% to $13.2 million for the third quarter of 2010, from $10.1 million in the third quarter of 2009. Excluding revenue from Fidia Advanced Biopolymers, s.r.l. (“FAB”), which was acquired by Anika late in the fourth quarter of 2009, product revenue grew 14% from the third quarter last year. This growth was primarily due to continued strong U.S. sales of the Company’s ORTHOVISC® product line as well as increased contribution from international sales of MONOVISCTM.

Total revenue for the third quarter of 2010 increased 29% to $13.9 million, from $10.8 million in the year-earlier quarter.

Product Gross Margin

Product gross margin for the third quarter of 2010 was 54%, compared with 65% in the third quarter last year. The decrease in product gross margin largely reflected the addition of FAB products into Anika’s overall product mix, and duplicate manufacturing expenditures during the transition from Woburn to our Bedford, MA facility.

Operating Expenses

Research and development expenses for the third quarter of 2010 decreased to $1.8 million, from $2.4 million in the third quarter of 2009. Spending declined subsequent to the completion of Anika’s U.S. MONOVISC clinical trial in the third quarter of 2009. This decline was partially offset by the inclusion of FAB’s R&D expenses.

Selling, general and administrative expenses for the third quarter of 2010 increased to $3.9 million from $2.8 million in the same quarter of 2009, primarily as a result of the addition of FAB’s SG&A costs including integration costs.

Operating and Net Income

Operating income for the third quarter grew 3% to $2.1 million, compared with $2.0 million in the same period last year. However, this operating income increase was more than offset by higher taxes as the Company increased its estimated tax rate for 2010 to 39.6% from 38% estimated in the second quarter. The reasons for the tax rate increase in 2010 are lower investment tax credits and R&D credits in 2010 versus 2009, and the impact of FAB’s losses on our blended tax rate. As a result, net income for the third quarter of 2010 decreased to $1.2 million, or $0.09 per diluted share, compared with $1.5 million, or $0.13 per diluted share, for the same period last year. The comparison with the third quarter of 2009 was also negatively impacted by the dilutive effect of the FAB acquisition.

Cash and Cash Equivalents

Anika’s cash and cash equivalents at September 30, 2010 were $25.8 million, compared with $24.4 million at December 31, 2009.

Management Commentary

“Anika continued to perform well in the third quarter,” said Charles H. Sherwood, Ph.D., president and chief executive officer. “Driven by strong domestic sales of ORTHOVISC, it was our 13th consecutive quarter of year-over-year product revenue growth, and we advanced in significant ways on our key goals. The first of these goals is to continue growing sales of ORTHOVISC. All the key indicators for ORTHOVISC are moving in the right direction, including growth in sales and market share.”

“With FAB, our pipeline is broader and stronger than ever, and our second goal is to receive FDA approval and launch FAB orthobiologics products in the United States,” said Sherwood. “We submitted 510(k) applications for three FAB products in the third quarter, and expect to receive our first approval by year-end 2010 with two others to follow in the first quarter of 2011.”

“Our third key goal focuses on the U.S. launch of MONOVISC – our single-injection osteoarthritis product,” Sherwood said. “We continued to make progress on our PMA application in the third quarter, submitting our responses to questions stemming from our meeting with the FDA in May 2010. At the same time, we are continuing efforts to expand distribution of FAB’s tissue technology products outside of Italy, which is our fourth goal.”

“Our fifth goal is to reduce FAB’s operating loss,” Sherwood said. “A key focus in our efforts to improve FAB’s bottom line is to drive FAB product revenue growth, and launching the first FAB joint health and advanced wound care products into the U.S. market will be an important step in this direction. At the same time, our FAB integration process is moving forward on schedule and is beginning to deliver the anticipated cost savings.”

“This was also another quarter of progress toward our sixth goal – consolidating Anika’s U.S. manufacturing operations in Bedford, Massachusetts,” said Sherwood. “We hit critical building system and validation milestones on schedule. As a result, we are now fully operational in Bedford for Anika’s entire cross-linked product line.”

“In summary, Anika again delivered solid top-line growth in the third quarter, while we continued to execute successfully on our strategic goals,” Sherwood said.

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and outlook tomorrow, Tuesday, November 9, 2010 at 9:00 a.m. ET. In addition, the Company will answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial 800-291-5365 (International callers dial 617-614-3922) and use the passcode 62761665. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available through a live audio webcast in the “Investor Relations” section of the Anika Therapeutics website, www.anikatherapeutics.com. An accompanying slide presentation also can be accessed via the Anika Therapeutics website. The conference call will be archived and accessible on the same website shortly after the conclusion of the call.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing, and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products range from orthopedic/joint health solutions led by ORTHOVISC®, a treatment for osteoarthritis of the knee; to surgical aids in the ophthalmic and anti-adhesion fields. The company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika’s Italian subsidiary, Fidia Advanced Biopolymers, S.r.l (FAB), provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in new areas such as advanced wound treatment and ear, nose and throat care. FAB’s regenerative tissue technology advances Anika’s vision to offer therapeutic products that go beyond pain relief to protect and restore damaged tissue.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as "expectations," "remains," "focus," "expected," "prospective," "expanding," "building," "continue," "progress," “plan,” "efforts," "hope," "believe," "objectives," "opportunities," "will," "seek," “expect” and other expressions which are predictions of or indicate future events and trends do not constitute historical matters and identify forward-looking statements. These statements also include those relating to: (i) the timing of FDA approval, if at all, and the launch of key FAB orthobiologics products in the United States, (ii) expectations relating to approval and launch of MONOVISC, (iii) the reduction of FAB’s operating loss, (iv) the consolidation of Anika’s manufacturing operations in Bedford, Massachusetts, and (v) growth in sales and market share for ORTHVISC, and (vi) Anika’s ability to deliver growth in margins and earnings over the next several quarters. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks, uncertainties and other factors. The Company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the Company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application or timely file and receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (ii) the Company's research and product development efforts and their relative success, including whether the Company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of our manufacturing operations and production planning; (iv) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (v) future determinations by the Company to allocate resources to products and in directions not presently contemplated, or (vi) the Company’s ability to launch MONOVISC in the U.S., if at all. Any delay in receiving any regulatory approvals may adversely affect the Company's competitive position. Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved. There is also a risk that (i) the Company's existing distributors or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the Company's efforts to enter into long-term marketing and distribution arrangements, including with new international distributors for ORTHOVISC and MONOVISC, will not be successful, (iii) new distribution arrangements will not result in meaningful sales of the Company's products, (iv) the Company’s distributors will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the Company's product sales, (vi) the estimated size(s) of the markets which the Company has targeted its products will fail to be achieved, (vii) lack of adequate coverage and reimbursement provided by governments and other third party payers for our products and services could have a material adverse effect on our results of operations, or (viii) increased sales of the Company's products, including HYVISC, ORTHOVISC , or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the Company's business and operations. Certain other factors that might cause the Company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, as well as those described in the Company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Product revenue	$13,179,399	$10,087,130	$38,542,378	$27,376,966
Licensing, milestone and contract revenue	689,815	705,634	2,292,723	2,139,798
Total revenue	13,869,214	10,792,764	40,835,101	29,516,764

Operating expenses:
Cost of product revenue	6,108,502	3,551,374	17,123,930	10,057,200
Research & development	1,774,623	2,382,146	5,486,920	6,862,683
Selling, general & administrative	3,908,452	2,842,991	13,164,775	8,613,525
Total operating expenses	11,791,577	8,776,511	35,775,625	25,533,408
Income from operations	2,077,637	2,016,253	5,059,476	3,983,356
Interest income (expense), net	(39,888)	(44,096)	(149,095)	(44,038)
Income before income taxes	2,037,749	1,972,157	4,910,381	3,939,318
Provision for income taxes	853,485	460,232	1,945,086	948,899
Net income	$1,184,264	$1,511,925	$2,965,295	$2,990,419

Basic net income per share:
Net income	$0.09	$0.13	$0.23	$0.26
Basic weighted average common shares outstanding	12,633,405	11,385,679	12,615,705	11,379,128
Diluted net income per share:
Net income	$0.09	$0.13	$0.22	$0.26
Diluted weighted average common shares outstanding	13,622,603	11,575,907	13,598,886	11,535,721

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
ASSETS	2010	2009
Current assets:
Cash and cash equivalents	$25,765,924	$24,426,990
Short-term investments
Accounts receivable, net of reserves of $272,723 at September 30, 2010 and $29,261 at December 31, 2009	14,729,937	11,778,743
Inventories	9,395,081	8,547,339
Current portion deferred income taxes	2,215,930	2,228,291
Prepaid expenses and other	2,039,871	2,892,858
Total current assets	54,146,743	49,874,221
Property and equipment, at cost	48,791,574	47,172,403
Less: accumulated depreciation	(12,371,651)	(11,424,788)
	36,419,923	35,747,615
Long-term deposits and other	397,252	413,228
Intangible assets, net	30,375,165	33,577,451
Deferred income taxes	1,524,110	3,506,362
Goodwill	6,990,157	7,488,036
Total Assets	$129,853,350	$130,606,913

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,164,823	$6,354,761
Accrued expenses	4,864,825	5,816,170
Deferred revenue	2,700,000	2,751,467
Current portion of long-term debt	1,600,000	1,600,000
Total current liabilities	18,329,648	16,522,398
Other long-term liabilities	1,625,365	1,775,386
Long-term deferred revenue	6,074,995	8,099,996
Deferred tax liability	7,845,258	9,265,631
Long-term debt	11,600,000	12,800,000
Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding at September 30, 2010 and December 31, 2009	-	-
Common stock, $.01 par value; 30,000,000 shares authorized, 13,481,303 shares issued and outstanding at September 30, 2010 and 13,418,772 shares issued and outstanding at December 31, 2009	134,813	134,188
Additional paid-in-capital	61,605,044	60,539,768
Accumulated currency translation adjustment	(1,796,614)	-
Retained earnings	24,434,841	21,469,546
Total stockholders’ equity	84,378,084	82,143,502
Total Liabilities and Stockholders’ Equity	$129,853,350	$130,606,913

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data -
(unaudited)

Revenue by Product Line and Product Gross Margin

	Quarter Ended September 30,				Nine Months Ended September 30,
	2010	%	2009	%	2010	%	2009	%
Orthobiologics	$7,675,342	58%	$6,136,101	61%	$22,321,859	58%	$16,854,428	61%
Dermal	318,833	3%	623,358	6%	2,402,852	6%	761,532	3%
Ophthalmic surgery	3,332,883	25%	2,705,897	27%	8,768,851	23%	7,832,072	29%
Surgical	1,187,378	9%	37,065	0%	2,974,869	8%	95,290	0%
Veterinary	664,963	5%	584,709	6%	2,073,947	5%	1,833,644	7%
	$13,179,399	100%	$10,087,130	100%	$38,542,378	100%	$27,376,966	100%

Product gross profit	$7,070,897		$6,535,756		$21,418,448		$17,319,766
Product gross margin	54%		65%		56%		63%

	Quarter Ended September 30,				Nine Months Ended September 30,
	2010	%	2009	%	2010	%	2009	%
Georgraphic Location:
United States	$9,212,832	70%	$7,317,404	73%	$26,488,673	69%	$19,914,630	73%
Europe	2,850,595	22%	1,923,502	19%	9,024,021	23%	4,728,911	17%
Other	1,115,972	8%	846,224	8%	3,029,684	8%	2,733,425	10%
Total	$13,179,399	100%	$10,087,130	100%	$38,542,378	100%	$27,376,966	100%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., CEO, 781-457-9000
or
Kevin W. Quinlan, CFO, 781-457-9000